EXHIBIT 4.4

November 12, 2004

Gastar Exploration Ltd.

2480 West Campus Drive, Bldg. C

MT. Pleasant, MI

48858

Attention:	J. Russell Porter
President and Chief Executive Officer

Dear Sirs:

Re:	Convertible Debenture Financing

Westwind Partners Inc. (the “Agent”) understands that Gastar Exploration Ltd. (the “Corporation”) proposes to offer for sale on a private placement basis up to US$30,000,000 aggregate principal amount of Convertible Debentures (as hereinafter defined), subject to private placement exemptions contained in the Securities Act (Alberta) and the Rules thereunder and the Securities Act of 1933, as amended (the “1933 Act”), and such other exemptions as may be applicable in the Selling Jurisdictions (as hereinafter defined).

Subject to the terms and conditions hereof, the Agent hereby agrees to act as, and the Corporation hereby appoints the Agent as the sole exclusive agent of the Corporation to offer for sale on a private placement basis to purchasers in the Selling Jurisdictions the Convertible Debentures for up to an aggregate consideration of US$30,000,000. The Agent agrees to use its best efforts to lawfully secure the subscriptions therefor, provided the Agent shall be under no obligation to purchase any Convertible Debentures.

The Agent shall be entitled in connection with the offering for sale of the Convertible Debentures to retain as sub-agents other registered securities dealers and may receive (for delivery to the Corporation at the Closing Time) subscriptions for Convertible Debentures from other registered securities dealers. The fee payable to such sub-agents shall be for the account of the Agent.

In consideration for its services hereunder, including acting as financial advisor to the Corporation and advising on the terms and conditions of the distribution, the Agent shall be entitled to: (a) be paid the fees provided for in paragraph 9.1(a) hereof which fees shall be payable from the general corporate funds of the Corporation; and (b) be issued the Broker’s Warrants (as hereinafter defined) provided for in subparagraph 9.1(b) hereof, which Broker’s Warrants shall be substantially in the form set out in Schedule “C” hereto. For greater certainty, the services provided by the Agent in connection herewith will not be subject to goods and services tax provided for in the Excise Tax Act (Canada) and taxable supplies provided will be incidental to the exempt financial services provided.

The following are the further terms and conditions of this agreement:

ARTICLE 1

INTERPRETATION

1.1	In this agreement:

(a)	“Agent’s Counsel” means Macleod Dixon LLP.

(b)	“Applicable Securities Laws” includes, without limitation, all applicable securities laws, rules, regulations, notices, policies and rulings of the Selling Jurisdictions;

(c)	“Broker’s Warrants” means the Agent compensation warrants to be issued to the Agent as provided for in subparagraph 9.l(b), each Agent compensation warrant entitling the holder thereof to be issued one common share of the Corporation upon payment of the purchase price therefor pursuant to the terms and conditions of the Broker’s Warrant Certificate;

(d)	“Broker’s Warrant Certificate” means the certificate representing the Broker’s Warrants substantially in the form attached as Schedule “C” hereto;

(e)	“business day” means a day, other than Saturdays, Sundays and statutory holidays, when the banks conducting business in the City of Calgary are generally open for the transaction of banking business;

(f)	“Closing Date” means the date or dates on which the Offering is completed and which is expected to take place on or about November 12, 2004 or such later date as the Agent and the Corporation may agree upon in writing;

(g)	“Closing Time” means 9:00 a.m. (Calgary time) or such other time on the Closing Date, as the Agent and the Corporation may agree upon;

(h)	“Common Shares” means the common shares in the capital of the Corporation;

(i)	“Convertible Debentures” means the 9.75% convertible senior unsecured debentures of the Corporation due five years and one day following the Closing Date;

(j)	“Corporation’s Counsel” means Burnet, Duckworth & Palmer LLP, Warner Norcross & Judd LLP and Vinson & Elkins L.L.P.;

(k)	“Documents” means, collectively:

(i)	the Annual Report of the Corporation for the year ended December 31, 2003 including the consolidated audited financial statements of the Corporation for the year ended December 31, 2003 contained therein;

(ii)	the Annual Information Form of the Corporation dated May 12, 2004 for the year ended December 31, 2003;

(iii)	the Management Proxy and Information Circular of the Corporation for the annual and special meeting of shareholders of the Corporation held on June 28, 2004;

(iv)	the consolidated interim unaudited financial statements of the Corporation for the six month period ended June 30, 2004;

(v)	all material change reports of the Corporation filed with applicable Securities Commissions subsequent to December 31, 2003; and

(vi)	all press releases of the Corporation issued subsequent to December 31, 2003;

(l)	“Exchange” means the Toronto Stock Exchange;

(m)	“Financial Statements” means, collectively, the audited consolidated financial statements of the Corporation for the year ended December 31, 2003 and the unaudited consolidated financial statements of the Corporation for the six month period ended June 30, 2004;

(n)	“Indenture” means the trust indenture to be dated as of the Closing Date between the Corporation and the Trustee, as trustee, governing the terms and conditions of the Convertible Debentures;

(o)	“Material Subsidiaries” means each subsidiary of the Corporation (within the meaning of the Business Corporations Act (Alberta)), in each case, the total assets of which constitute 5% or more of the consolidated assets of the Corporation as at June 30, 2004, or the total revenues of which constitute more than 5% of the consolidated revenues of the Corporation for the year ended December 31, 2003;

(p)	“Netherland, Sewell” means Netherland, Sewell & Associates, Inc., independent geological and petroleum engineering consultants of Dallas, Texas;

(q)	“Netherland, Sewell Report” means the Report on Reserves Data as at January 1, 2004 prepared by Netherland, Sewell & Associates, Inc. and dated April 14, 2004;

(r)	“Offering” means the private placement offering of the Convertible Debentures described herein;

(s)	“Offering Memorandum” means the confidential power point presentation and confidential term sheet of the Corporation;

(t)	“Public Record” means any information filed by and on behalf of the Corporation with applicable Securities Commissions since December 31, 2003, including, without limitation, the Documents and any other information filed with any applicable Securities Commission in compliance, or intended compliance, with any Applicable Securities Laws;

(u)	“Securities Commissions” means the securities commissions or similar regulatory authorities in the Selling Jurisdictions;

(v)	“Selling Jurisdictions” means the provinces of Alberta and Ontario, the United States, the United Kingdom and continental Europe and such other jurisdictions outside of Canada with respect to which the Agent and the Corporation shall have agreed not less than three days prior to the Closing Date;

(w)	“Subscriber” means any person who executes a Subscription Agreement which is accepted by the Corporation;

(x)	“Subscription Agreements” means the agreements to be entered into between the Subscribers and the Corporation providing for the purchase by Subscribers of Convertible Debentures;

(y)	“subsidiary” has the meaning ascribed thereto in the Business Corporations Act (Alberta);

(z)	“Trustee” means CIBC Mellon Trust Company; and

(aa)	“Transfer Agent” means CIBC Mellon Trust Company in its capacity as registrar and transfer agent for the Common Shares.

1.2 In addition, the terms “misrepresentation”, “material change” and “material fact” shall have the meanings ascribed thereto under the Applicable Securities Laws, “distribution” shall also have the meaning as defined under the Applicable Securities Laws and “distribute” has a corresponding meaning.

1.3 The terms “this agreement”, “hereto”, “wherein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to the agreement of the parties set forth herein and not to a particular paragraph or other portion of this agreement.

ARTICLE 2

OFFERING OF THE CONVERTIBLE DEBENTURES

2.1 The Corporation will duly and validly issue the Convertible Debentures pursuant to the terms of the Subscription Agreements and the Indenture and create and issue the Broker’s Warrants pursuant to the terms of this agreement and the Broker’s Warrant Certificate. The Indenture shall be in form and substance satisfactory to the Agent and the Agent’s counsel, acting reasonably.

2.2 The Corporation represents, warrants, covenants and agrees that the representations and warranties of the Corporation set forth in the Subscription Agreements are, or will be, true and correct as of the time they were or will be made and that the Corporation will fully comply with the covenants and agreements of the Corporation set forth therein.

2.3 The Agent agrees to obtain and to deliver to the Corporation at or prior to the Closing Time duly completed Subscription Agreements, a private placement questionnaire and undertaking as required by the Exchange in the form attached to the Subscription Agreements and such other documents specifically referred to in the Subscription Agreements or as are required under Applicable Securities Laws and supplied to the Agent by the Corporation for completion in connection with the distribution of the Convertible Debentures, all of which shall be executed by each of the Subscribers of Convertible Debentures.

ARTICLE 3

DUE DILIGENCE REVIEW

3.1 Prior to the Closing Time, the Corporation shall allow the Agent the opportunity to conduct required due diligence, including, without limiting the generality of the foregoing, due diligence in relation to the operations and affairs of the Corporation and to obtain, acting reasonably, satisfactory results therefrom. In particular, the Corporation shall allow the Agent and the Agent’s Counsel to conduct all due diligence which the Agent may reasonably require in order to confirm the Public Record is accurate, complete and current in all material respects and to fulfil the Agent’s obligations as a registrant.

3.2 Without limiting the generality of the foregoing, the Corporation shall make available its directors and senior management and, on a commercially reasonable basis, its independent engineers and auditors to answer any questions which the Agent may have during one or more due diligence sessions to be held prior to the Closing Time. The Agent shall distribute a list of written questions to be answered in advance of such Due Diligence Session and the Corporation shall provide responses to such questions at the Due Diligence Session.

ARTICLE 4

DELIVERY OF DOCUMENTS

4.1 The Corporation shall, as soon as reasonably possible, deliver to the Agent as many copies of the Documents as the Agent may reasonably request and such delivery shall constitute the Agent’s authority to use the Documents in connection with the Offering of the Convertible Debentures for sale in the Selling Jurisdictions.

4.2 Following the Closing Date, in the event the Corporation is required under the terms of the Subscription Agreements to file a Registration Statement covering the Common Shares issuable upon conversion of the Convertible Debentures, the Corporation shall use reasonable commercial efforts to include the Common Shares issuable upon exercise of the Broker’s Warrants in such Registration Statement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 The Corporation represents and warrants to the Agent, and acknowledges that the Agent is relying upon such representations and warranties, that:

(a)	the Corporation and each of the Material Subsidiaries has been duly incorporated and organized and is validly subsisting under the laws of the jurisdiction of its incorporation and has all requisite corporate authority and power to carry on its business, as now conducted and as presently proposed to be conducted by it, and to own its properties and assets;

(b)	the Corporation and each of the Material Subsidiaries is qualified to carry on business and is validly existing under the laws of each jurisdiction in which it carries on a material portion of its business except in each case where it would not have a material adverse effect on the business of the Corporation and its subsidiaries, taken as a whole (“Material Adverse Effect”);

(c)	the Corporation has no Material Subsidiaries other than as set forth in Schedule “A” hereto;

(d)	the Corporation legally and beneficially owns all of the outstanding shares of each of the Material Subsidiaries and no person, firm, corporation or other entity has any agreement, warrant, option, right or privilege (whether pre-emptive or contractual) being, or capable of becoming an agreement, for the purchase or acquisition of any of the shares (whether issued or unissued) of any of the Material Subsidiaries;

(e)	the Corporation and each of the Material Subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable laws, rules and regulations and, in particular, all applicable licensing and environmental legislation or regulations or other lawful requirements of any governmental or regulatory bodies applicable to it of each jurisdiction in which it carries on its business, and the Corporation and each of the Material Subsidiaries holds all licences, registrations and qualifications (collectively “Licenses”) in all jurisdictions in which it carries on its business which are necessary or desirable to carry on its business as now conducted and as presently proposed to be conducted except in each case where it would not have a Material Adverse Effect, and all such Licenses are valid and existing and in good standing, except where the lack of such valid or existing License would not have a Material Adverse Effect;

(f)	the Corporation has full corporate power and authority to issue the Convertible Debentures and the Broker’s Warrants and to issue the Common Shares issuable upon the conversion of the Convertible Debentures and upon exercise of the Broker’s Warrants, as applicable; at the Closing Date, the Convertible Debentures will be duly and validly created, authorized and issued in accordance with the terms and conditions of the Indenture and the Common Shares issuable upon the conversion of the Convertible Debentures and upon the exercise of the Broker’s Warrants, as applicable, will be duly and validly authorized, allotted and reserved for issuance and will, when issued in accordance with the provisions of the Indenture or the Broker’s Warrants Certificate, as the case may be, be issued as fully paid and non-assessable Common Shares;

(g)	the Corporation is not in default or breach of, and the execution and delivery of, and the performance of and compliance with the terms of, this agreement, the Indenture, the Subscription Agreements and the Broker’s Warrant Certificate and

the performance of any of the transactions contemplated hereby and thereby by the Corporation, after notice or lapse of time or both, do not and will not result in any breach of, or constitute a default under, and do not and will not result in a breach of or constitute a default under, any applicable laws which are material to the Corporation and its operations or any term or provision of the articles, by-laws or resolutions of the directors or shareholders of the Corporation, or any material mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other material document to which the Corporation or its Material Subsidiaries is a party or by which it is bound on the Closing Date, or any judgement, decree, order, statute, rule or regulation applicable to the Corporation or its Material Subsidiaries which default or breach would have a Material Adverse Effect;

(h)	the Corporation has full corporate power and authority to enter into this agreement, the Indenture, the Subscription Agreements and the Broker’s Warrant Certificate and to perform its obligations set out herein and therein, and this agreement has been, and the Indenture, each of the Subscription Agreements and the Broker’s Warrant Certificate will be, on the Closing Date, duly authorized, executed and delivered by the Corporation, and this agreement is and, the Indenture, the Subscription Agreements and the Broker’s Warrant Certificate will be, on the Closing Date, legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their respective terms, except that the validity, binding effect and enforceability of the terms of agreements and documents are subject to the qualification that such validity, binding effect and enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting creditors’ rights generally; (ii) equitable remedies, including the remedies of specific performance and injunctive relief, being available only in the discretion of the applicable court; (iii) the statutory and inherent powers of a court to grant relief from forfeiture, to stay execution of proceedings before it and to stay executions on judgments; (iv) the applicable laws regarding limitations of actions; (v) enforceability of provisions which purport to sever any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of such document would be determined only in the discretion of the court; (vi) enforceability of the provisions exculpating a party from liability or duty otherwise owed by it may be limited under applicable law; and (vii) that rights to indemnity, contribution and waiver under the documents may be limited or unavailable under applicable law;

(i)	there has not been any material adverse change in the assets, liabilities or obligations of the Corporation and its subsidiaries (taken as a whole) from the position set forth in the Financial Statements or as otherwise disclosed in the Documents or as disclosed to the Agent and there has not been any material adverse change in the business, operations, capital or financial condition or results of the operations of the Corporation and its subsidiaries (taken as a whole) since December 31, 2003;

(j)	the Financial Statements fairly present, in accordance with generally accepted accounting principles in Canada, consistently applied, the financial position and condition of the Corporation (on a consolidated basis), as applicable, as at the dates thereof and the results of the operations of the Corporation (on a consolidated basis), as applicable, for the periods then ended;

(k)	to the knowledge of the Corporation, there have not occurred any material spills, emissions or pollution on any property of the Corporation or of its subsidiaries for which the Corporation or any of its subsidiaries is responsible, nor is the Corporation or its subsidiaries the subject of any outstanding stop orders, control orders, clean-up orders or reclamation orders under applicable environmental laws and regulations which would have a Material Adverse Effect;

(l)	except as disclosed in the Public Record or to the Agent there are no actions, suits, proceedings or inquiries, to the Corporation’s knowledge, pending or threatened against or affecting the Corporation or its subsidiaries at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality which would have a Material Adverse Effect or which would adversely affect the distribution of the Convertible Debentures or the Common Shares issuable on conversion of the Convertible Debentures;

(m)	the information and statements set forth in the Public Record as they relate to the Corporation, were true, correct and complete in all material respects and did not contain any material misrepresentation, as of the respective dates of such information or statements, and no material change (as defined in Applicable Securities Laws) has occurred in relation to the Corporation which is not disclosed in the Public Record, and the Corporation has not filed any confidential material change reports which continue to be confidential;

(n)	the authorized capital of the Corporation consists of an unlimited number of Common Shares of which, as at November 12, 2004, 113,390,186 Common Shares are issued and outstanding as fully paid and non-assessable shares;

(o)	other than pursuant to the provisions of this agreement and other than options to acquire 24,368,000 Common Shares held by officers, directors and employees of the Corporation and 4,737,548 warrants to purchase 4,737,548 Common Shares, no person, firm, corporation or other entity holds any securities convertible or exchangeable into securities of the Corporation or now has any agreement, warrant, option, right or privilege (whether pre-emptive or contractual) being or capable of becoming an agreement for the purchase, subscription or issuance of any unissued shares, securities (including convertible securities) or warrants of the Corporation;

(p)	with such exceptions as are not material to the Corporation and its Material Subsidiaries (taken as a whole), the Corporation and each of the Material Subsidiaries has duly and on a timely basis filed all tax returns required to be filed by it, has paid all taxes due and payable by it and has paid all assessments and re-assessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by it and which are claimed by any governmental authority to be due and owing and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns are not yet required and there are not agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Corporation or any of the Material Subsidiaries and to the Corporation’s knowledge there are no actions, suits, proceedings, investigations or claims threatened or pending against the Corporation or any of the Material Subsidiaries in respect of taxes, governmental charges or assessments or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority;

(q)	the issued and outstanding Common Shares are listed and posted for trading on the Exchange and the Corporation is in compliance in all material respects with the by-laws, rules and regulations of the Exchange;

(r)	the minute books of the Corporation and each of its Material Subsidiaries are true and correct in all material respects and contain all material minutes of all meetings and all the resolutions of directors and shareholders thereof;

(s)	the Corporation is a “reporting issuer” or has equivalent status in each of the provinces of British Columbia, Alberta, Manitoba and Ontario within the meaning of the applicable securities laws in such provinces;

(t)	CIBC Mellon Trust Company at its principal offices in the City of Calgary and the City of Toronto, is the duly appointed registrar and transfer agent of the Corporation with respect to the Common Shares and the Convertible Debentures;

(u)	other than as provided for in this agreement, the Corporation has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commission or other similar forms of compensation with respect to the Offering;

(v)	no Securities Commission or any other securities commission or similar regulatory authority has issued any order which is currently outstanding preventing or suspending trading of any securities of the Corporation; and, the Corporation is entitled to avail itself of the applicable prospectus exemptions available under such Applicable Securities Laws in respect of the trades in its securities to Subscribers of Convertible Debentures resident in the Selling Jurisdictions as contemplated by this agreement;

(w)	the Corporation is not in default of any material requirement of Applicable Securities Laws;

(x)	as at the date of this agreement, no executive officer, director or shareholder owning in excess of 10% of the outstanding Common Shares of the Corporation has advised the Corporation of their intention to sell any securities of the Corporation;

(y)	the books of account and other records of the Corporation and its subsidiaries, whether of a financial or accounting nature or otherwise, have been maintained in accordance with prudent business practices;

(z)	the Corporation made available to Netherland, Sewell, prior to the issuance of the Netherland, Sewell Report, for the purpose of preparing such report, all information requested by Netherland, Sewell, which information did not contain any material misrepresentation at the time such information was so provided; and the Corporation believes that the Netherland, Sewell Report reasonably presents in all material respects the aggregate quantity and pre-tax present worth value of estimated future net revenue values of oil and natural gas reserves of the Corporation as at the effective date thereof in respect of the reserves information therein based upon information available in respect of such reserves at the time such report was prepared and the pricing and cost assumptions contained therein;

(aa)	the Corporation is eligible to issue securities that will be subject to a four month hold period pursuant to Multilateral Instrument 45-102 Resale of Securities, subject to the other conditions imposed thereby;

(bb)	as of December 31, 2003, to the best of its knowledge, after due inquiry, the Corporation does not have more than 500 shareholders, and not more than 300 shareholders resident in the United States and the Corporation is not in breach of any reporting obligations under the United States Securities and Exchange Act of 1934;

(cc)	no reorganization, amalgamation, merger, acquisition or disposition of assets, except those in the ordinary course of business, by the Corporation or other change in the business, operations or capital of the Corporation (other than the transactions contemplated herein) is pending which could reasonably be expected to have a material adverse effect on the market price or value of the Convertible Debentures or the Common Shares; and

(dd)	although it does not warrant title, the Corporation does not have reason to believe that it and its Material Subsidiaries do not have title to or the right to produce and sell its petroleum, natural gas and related hydrocarbons (for the purposes of this clause, the foregoing are referred to as the “Interests”) subject always to the terms of applicable agreements, laws, regulations, order and directives; and the Corporation does represent and warrant that the Interests are free and clear of adverse claims created by, through or under the Corporation or its Material Subsidiaries, except as disclosed in the Public Record or those arising in the ordinary course of business, which are not material in the aggregate, and, to the knowledge of the Corporation, the Corporation and its Material Subsidiaries holds its Interests under valid and subsisting leases, licenses, permits, concessions, concession agreements, contracts, subleases, reservations or other agreements;

ARTICLE 6

COVENANTS

6.1	The Corporation further agrees that:

(a)	the Corporation will timely perform all of the obligations to be performed by it under this agreement, the Indenture and the Subscription Agreements;

(b)	prior to the filing of the Registration Statement, the Corporation will distribute to the Agent and the Agent’s counsel a draft of the Registration Statement and allow the Agent to comment on the Registration Statement and conduct all due diligence which the Agent may reasonably require in connection with the filing of the Registration Statement;

(c)	the Registration Statement, if filed with the SEC, will, upon its date of effectiveness, fully comply, in all material respects, with the requirements of Applicable Securities Laws and all information and statements contained therein will be true and correct in all material respects;

(d)	during the period commencing with the date hereof and ending one year from the date hereof, the Corporation will promptly inform the Agent in writing of the full particulars of:

(i)	The occurrence of a material fact or event which, in any such case, is, or may be, of such a nature as to render any part of the Public Record, as it exists as of the date hereof, untrue, false or misleading in a material respect, result in a misrepresentation in any part of the Public Record or result in any part of the Public Record not complying with Applicable Securities Laws; or

(ii)	the discovery by the Corporation of any material misrepresentation in any part of the Public Record, as it exists as of the date hereof;

(e)	during the period commencing on the date hereof and ending on the day which is 30 days after the Closing Date, the Corporation will not, without the prior written consent of the Agent, (such consent not to be unreasonably withheld), issue, or announce the issue or intended issue of, any Common Shares or securities convertible or exchangeable into Common Shares other than pursuant to the Corporation’s stock option plan or to satisfy existing instruments issued and outstanding as at the date hereof;

(f)	during the period commencing with the date hereof and ending at the time upon which the Registration Statement has been declared effective, the Corporation will promptly inform the Agent of:

(i)	any request of any Securities Commission or of the SEC for any amendment to the Public Record or the Registration Statement or for any additional information which may be material to the distribution of the Convertible Debentures or the Common Shares issuable upon conversion of the Convertible Debentures, or

(ii)	the issuance by any Securities Commission, the SEC, the Exchange or by any other competent authority of any order to cease or suspend trading of any securities of the Corporation, or of the institution or threat of institution of any proceedings for that purpose;

(g)	the Corporation shall, if applicable, send written notice to each holder of record of the Convertible Debentures advising of the date the Registration Statement has become effective, together with a copy of the prospectus included as part of the Registration Statement. Such notice shall be sent by prepaid registered mail to each holder of the Convertible Debentures at the address of each such holder appearing in the register of Convertible Debentures maintained pursuant to the Indenture within three business days after the date of the Registration Statement has become effective;

(h)	the Corporation shall make all necessary arrangements with the Exchange so that the Common Shares issuable upon conversion of the Convertible Debentures and upon exercise of the Broker’s Warrants shall be listed and posted for trading on the Exchange as soon as practicable after the Closing Time;

(i)	the Corporation shall cause the Transfer Agent to make all necessary arrangements for the exchange (at the cost of the Corporation, other than any applicable transfer taxes) of the definitive certificates representing the Convertible Debentures delivered under subparagraph 8.l(d) for certificates representing, in the aggregate, the same aggregate principal amount of Convertible Debentures in such denominations, registered in such names and to be released at such of the principal offices of the Transfer Agent, as the Agent may direct at any time and from time to time within 45 days of the Closing Date, provided such exchanges are pursuant to exempt trades under Applicable Securities Laws; and

(j)	the Corporation shall use its commercially reasonable efforts to maintain its status as a reporting issuer not in default of any Applicable Securities Laws until the first anniversary of the Closing Date in the Selling Jurisdictions in which it is or in which it becomes a reporting issuer.

ARTICLE 7

CLOSING

7.1 The sale of the Convertible Debentures shall be completed at the Closing Time at the offices of the Corporation’s Counsel in Calgary, Alberta or at such other place as the Corporation and the Agent may agree. Subject to the satisfaction of the conditions set forth in Article 8, the Agent, on the Closing Date, shall deliver:

(a)	to the Corporation, all completed Subscription Agreements (including any applicable documents specifically referred to in the Subscription Agreements);

(b)	to the Corporation, a private placement questionnaire and undertaking as required by the Exchange and in the form attached to the Subscription Agreements executed by each of the Subscribers and such other documents referred to in paragraph 2.3 hereof; and

(c)	to the Corporation, a certified cheque, bank draft or wire transfer payable to the Corporation at par in an amount equal to the aggregate of all subscriptions for Convertible Debentures delivered to and accepted by the Corporation;

against delivery by the Corporation of the certificates referred to in subparagraph 8.1(d), a certified cheque, bank draft or wire transfer payable to the Agent representing the Agent’s fees set forth in paragraph 9.1(a) hereof and the Broker’s Warrants set forth in paragraph 9.1(b) hereof, together with such other documents and actions required pursuant to paragraph 8.1 hereof.

The Corporation may not reject any properly completed Subscription Agreements which are in compliance with Applicable Securities Laws unless the aggregate principal amount of Convertible Debentures subscribed for pursuant to all Subscription Agreements tendered by the Agent exceeds the maximum aggregate principal amount of Convertible Debentures to be sold under this agreement, in which case, Subscription Agreements representing the over-allotment shall, after consultation with the Agent, be rejected.

ARTICLE 8

CONDITIONS OF CLOSING

8.1 The obligations of the Agent hereunder shall be conditional upon the Agent receiving, and the Agent shall have the right on the Closing Date on behalf of Subscribers to withdraw all subscriptions for Convertible Debentures delivered and not previously withdrawn by Subscribers unless the Agent receives on the Closing Date:

(a)	a legal opinion of the Corporation’s Counsel and of the Agents’ Counsel, in form and substance reasonably satisfactory to the Agent, with respect to such matters as the Agent may reasonably request relating to the Offering, including, without limitation: the due incorporation and valid existence of the Corporation and its Material Subsidiaries; the due registration or qualification to carry on business under the laws of each jurisdiction in which the Corporation and its Material Subsidiaries carries on a material portion of its business as now conducted by it; the corporate power and capacity of the Corporation; the authorized, issued and outstanding capital of the Corporation; the Convertible Debentures and the Broker’s Warrants having been duly authorized for issuance and the Common Shares issuable upon conversion of the Convertible Debentures and upon exercise of the Broker’s Warrants having been duly authorized for issuance and when issued, issued as fully paid and non-assessable; the due and proper appointment of the Trustee and the Transfer Agent; the due authorization, execution, delivery and enforceability (subject to usual qualifications), of this agreement, the Indenture, the Subscription Agreements and the Broker’s Warrant Certificate; the fulfilment of the terms hereof and thereof including the sale and delivery of the Convertible Debentures and the Broker’s Warrant Certificate, do not and will not result in a breach of, and do not and will not create a set of facts which, after notice or lapse of time or both, conflict with any terms, conditions or provisions of the articles of the Corporation, the by-laws of the Corporation, any notes or indentures issued by the Corporation or any of its Material Subsidiaries, any judgment decree, order, statute, rule or regulation applicable to the Corporation or its Material Subsidiaries or, of which such counsel is aware, any resolutions of the directors or shareholders of the Corporation; compliance with all Applicable Securities Laws in connection with the distribution of the Convertible Debentures in the Provinces of Alberta and Ontario and in the United States and the issuance of the Broker’s Warrants including, without limitation, the receipt of all necessary regulatory approvals (including, without limitation, the conditional approval of the Exchange); the first trade in Convertible Debentures and the Common Shares issuable upon conversion of the Convertible Debentures or upon exercise of the Broker’s Warrants; the issuance of the Common Shares upon conversion of the Convertible Debentures and upon exercise of the Broker’s Warrants; the Common Shares being listed and posted for trading on the Exchange and the Common Shares issuable upon conversion of the Convertible Debentures and upon exercise of the Broker’s Warrants having been conditionally approved for listing on the Exchange; and all such other matters, as the Agent and Agent’s Counsel may reasonably request. It is understood that the Corporation’s Counsel may rely on the opinions of local counsel acceptable to them as to matters governed by the laws of jurisdictions other than Alberta and on certificates of officers of the Corporation and governmental authorities, the transfer agent of the Common Shares and the Exchange as to relevant matters of fact. It is further understood that the Agent’s Counsel may rely on the opinion of the Corporation’s Counsel as to matters which specifically relate to the Corporation;

(b)	a certificate of the Corporation dated the Closing Date, addressed to the Agent and signed on the Corporation’s behalf by the Chief Executive Officer of the Corporation, or other senior officers of the Corporation acceptable to the Agent, acting reasonably, certifying that:

(i)	the Corporation has complied with and satisfied all covenants, terms and conditions of this agreement on its part to be complied with and satisfied at or prior to the Closing Time;

(ii)	the representations and warranties of the Corporation set forth in this agreement and, where applicable, in the Subscription Agreements are true and correct in all material respects at the Closing Time, as if made at such time;

(iii)	no event of the nature referred to in subparagraphs 10.2(a) or (e) has occurred or to the knowledge of such officers is pending, contemplated or threatened; and

(iv)	such other matters as may be reasonably requested by the Agent or Agent’s Counsel;

(c)	evidence satisfactory to the Agent that the Corporation has obtained all necessary approvals of the Exchange for the listing of the Common Shares issuable upon conversion of the Convertible Debentures and upon exercise of the Broker’s Warrants, subject only to the filing of any documents and payment of any fees which may be required by the Exchange;

(d)	definitive certificates representing, in the aggregate, all of the Convertible Debentures subscribed for registered in such name or names as the Agent shall notify the Corporation in writing not less than 24 hours prior to the Closing Time provided such certificates registered in such names may, subject to receipt by the Corporation and the Transfer Agent of a satisfactory indemnity, be delivered in advance of the Closing Date to the Agent or such other parties in such locations as the Agent may direct and the Agent and the Corporation may agree upon;

(e)	duly completed and executed copies of the Subscription Agreements, each in form and substance reasonably satisfactory to the Agent and the Agent’s Counsel;

(f)	a duly executed copy of the Indenture in form and substance reasonably satisfactory to the Agent and the Agent’s Counsel;

(g)	the fee provided for in paragraph 9.1(a); and

(h)	the Broker’s Warrant Certificate representing the Broker’s Warrants provided for in subparagraph 9.1(b).

ARTICLE 9

FEES AND EXPENSES

9.1	In consideration for their services hereunder, the Corporation agrees to:

(a)	pay to the Agent at the Closing Time a fee equal to the amount of 6.0% of the gross proceeds from sales of Convertible Debentures to Subscribers, being the amount of US$60.00 for each US$1,000 principal amount of Convertible Debentures sold, including any Convertible Debentures purchased by the Agent as principal hereunder. The foregoing fee may, at the sole option of the Agent, be deducted from the aggregate gross proceeds of the sale of the Convertible Debentures and withheld for the account of the Agent; and

(b)	grant to the Agent at the Closing Time that number of Broker’s Warrants equal to 4% of the aggregate principal amount of the Convertible Debentures issued pursuant to the Offering. Each Broker’s Warrant shall be exercisable for one Common Share at the exercise price of Cdn.$4.65 until 4:30 p.m. (Calgary time) on the date which is 18 months from the Closing Date.

9.2 Whether or not the transactions contemplated herein shall be completed, all costs and expenses of or incidental to the distribution of the Convertible Debentures, including without limitation, all costs and expenses of or incidental to the preparation, filing and reproduction of the Registration Statement and also including the fees and expenses of Corporation’s Counsel, the fees and expenses of local agents’ counsel retained by Corporation’s Counsel, the fees and expenses of the Corporation’s auditors and the Corporation’s engineers, the reasonable fees and expenses of Agent’s Counsel (to a maximum of US$125,000 for fees and expenses incurred to the Closing Date), the reasonable disbursements of Agent’s Counsel, the reasonable out-of-pocket expenses of the Agent relating to this transaction and all other costs and expenses incurred by the Corporation relating to this transaction shall be borne by the Corporation.

ARTICLE 10

EARLY TERMINATION

10.1 All representations, warranties, covenants, terms and conditions of this agreement shall be construed as conditions, and any material breach or failure to comply with any such representation, warranty, covenant, term or condition shall entitle the Agent to terminate its obligation to distribute the Convertible Debentures by written notice to that effect given to the Corporation prior to the Closing Date. The Agent may waive in whole or in part any breach of, default under or non-compliance by the Corporation with, any representation, warranty, covenant, term or condition hereof, or extend the time for compliance therewith, without prejudice to any of its rights in respect of any other representation, warranty, covenant, term or condition hereof, or any other breach of, default under or non-compliance with any other representation, warranty, covenant, term or condition hereof, provided that any such waiver or extension shall be binding on the Agent only if the same is in writing.

10.2 In addition to any other remedies which may be available to the Agent, the Agent shall be entitled, at its option, to terminate and cancel, without any liability on the Agent’s part, the Agent’s obligations under this agreement if, prior to the Closing Time:

(a)	any order to cease or suspend trading in the Common Shares, or prohibiting or restricting the distribution of the Convertible Debentures, is made, or proceedings are announced or commenced for the making of any such order, by any Securities Commission or similar regulatory authority, the Exchange or any other competent authority, and has not been rescinded, revoked or withdrawn;

(b)	any inquiry, investigation (whether formal or informal) or other proceeding in relation to the Corporation, any of its Material Subsidiaries or any of their respective senior officers is announced, commenced or threatened by any Securities Commission or similar regulatory authority, the Exchange or any other competent authority or any order is issued under or pursuant to any statute of Canada or of any of the provinces of Canada, or any other applicable law or regulatory authority (unless based on the activities or alleged activities of the Agent or its sub-agents), or there is any change of law, regulation or policy or the interpretation or administration thereof, which, in the sole opinion of the Agent acting reasonably, operates to materially prevent or restrict trading in the Common Shares or the distribution of the Convertible Debentures and which has not been rescinded, revoked or withdrawn;

(c)	there shall occur an event, or the Agent’s due diligence investigations shall identify or discover an event, fact or circumstance, (actual, contemplated or threatened), which constitutes a material adverse change or any change in a material fact or occurrence of a material fact or event in respect of the business, operations, assets or financial condition of the Corporation as disclosed in the Public Record, which in the Agent’s sole opinion, acting reasonably, could be expected to have a material adverse effect on the market price or value of the Convertible Debentures;

(d)	there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any action by government, law or regulation, enquiry or other such occurrence which, in the sole opinion of the Agent acting reasonably, materially adversely affects the Canadian financial markets or the business, operations or affairs of the Corporation such that it would not be practicable to market the Convertible Debentures or which would render the Convertible Debentures unsaleable;

(e)	the Corporation shall be in breach of, default under or non-compliance with any material representation, warranty, term or condition of this agreement or the Subscription Agreements; or

(f)	the state of the financial markets or of the oil and gas business is such that the Convertible Debentures cannot, in the sole opinion of the Agent, acting reasonably, be successfully marketed.

10.3 The Agent may exercise any or all of the rights provided for in paragraphs 8.1, 10.1 or 10.2 notwithstanding any act or thing taken or done by the Agent or any action by the Agent, whether before or after the occurrence of any material change, including, without limitation, any act of the Agent related to the Offering or continued offering of the Convertible Debentures for sale other than any unlawful act relating solely to the Agent and the Agent shall only be considered to have waived or be estopped from expressing or relying upon any of their rights under or pursuant to paragraphs 8.1, 10.1 or 10.2 if such waiver or estoppel is in writing and specifically waives or estops such exercise or reliance.

10.4 Any termination pursuant to the terms of this agreement shall be effected by notice in writing delivered to the Corporation; provided that no termination shall discharge or otherwise affect any obligation of the Corporation under paragraphs 9.2, 11.1, 11.2 or 11.3. The rights of the Agent to terminate its obligations hereunder are in addition to, and without prejudice to, any other remedies it may have.

ARTICLE 11

INDEMNIFICATION AND CONTRIBUTION

11.1 The Corporation shall indemnify and save the Agent, and each of the Agent’s shareholders, directors, officers, employees, advisors and agents (collectively “Indemnified Persons” and singularly an “Indemnified Person”) harmless against and from all liabilities, claims, demands, losses (other than losses of profit in connection with the distribution of the Convertible Debentures), costs, damages and expenses (collectively, the “Liabilities”) to which such persons or companies may be subject or which such persons or companies may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising directly or indirectly from or in consequence of:

(a)	any information or statement contained in the Public Record or in the Registration Statement (other than information or statements relating solely to the Agent and furnished to the Corporation by the Agent expressly for inclusion in the Public Record or in the Registration Statement) which is or is alleged to be untrue or any omission or alleged omission to provide any information or state any fact the omission of which makes or is alleged to make any such information or statement untrue or misleading in light of the circumstances in which it was made;

(b)	any misrepresentation or alleged misrepresentation contained in the Public Record or in the Registration Statement (other than any misrepresentation or alleged misrepresentation arising from information or statements relating solely to the Agent and furnished to the Corporation expressly for inclusion in the Public Record or in the Registration Statement);

(c)	any prohibition or restriction of trading in the securities of the Corporation or any prohibition or restriction affecting the distribution of the Convertible Debentures or the Common Shares issuable upon conversion of the Convertible Debentures or upon exercise of the Broker’s Warrants imposed by any competent authority if such prohibition or restriction is based on any misrepresentation or alleged misrepresentation of a kind referred to in subparagraph 11.1(b);

(d)	any order made or any inquiry, investigation (whether formal or informal) or other proceeding commenced or threatened by any one or more competent authorities into the affairs of the Corporation relating to or materially adversely affecting the distribution of the Convertible Debentures or the Common Shares issuable upon conversion of the Convertible Debentures or upon exercise of the Broker’s Warrants other than any such order, inquiry, investigation or other proceeding based solely upon the activities or alleged activities of the Agent (or selling group members, if any); or

(e)	any material breach of, default under or non-compliance by the Corporation with any representation, warranty, covenant, term or condition of this agreement, the Indenture or any requirement of Applicable Securities Laws;

provided that, in the event a court of competent jurisdiction in a final judgment from which no appeal can be made shall determine that the proceedings or liabilities resulting in the claim of indemnity hereunder resulted from the gross negligence, fraud or wilful misconduct of the Indemnified Person claiming indemnity hereunder or that such Indemnified Person breached, defaulted under or failed to comply with any material representation, warranty, term, condition or covenant of this agreement, this indemnity shall not apply.

With respect to any person or corporation in respect of which indemnification is or might reasonably be considered to be provided for in this Article 11 and who is not a party to this agreement, the Agent shall obtain and hold the rights and benefits of this Article 11 in trust for and on behalf of such person or corporation.

The Corporation agrees that in case any legal proceedings or investigation shall be brought against or initiated against the Corporation by any governmental commission, regulatory authority, the Exchange, a court, or other entity having regulatory authority, and an Indemnified Person or other representatives of the Agent shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Corporation by the Agent, the Corporation shall pay the Agent the reasonable out-of-pocket expenses as they occur unless such proceedings or investigations shall be brought or initiated as a result of any actions or inaction of the Agent, the Indemnified Persons or any of them, or any selling group members, if any.

11.2 If any claim contemplated by paragraph 11.1 shall be asserted against any Indemnified Person, such Indemnified Person shall notify the Corporation as soon as possible of the nature of such claim and the Corporation shall be entitled (but not required) to assume the defense of any suit brought to enforce such claim, provided however, that the defense shall be through legal counsel selected by the Corporation and acceptable to the Indemnified Person acting reasonably and that no settlement may be made by the Corporation or the Indemnified Person without the prior written consent of the other, such consent not to be unreasonably withheld. The Indemnified Person shall have the right to retain its own counsel in any proceeding relating to a claim contemplated by paragraph 11.1 if:

(a)	the Indemnified Person has been advised by counsel in writing that there are actual or potential conflicting interests between the Corporation and the Indemnified Person (in which case the Corporation shall not have the right to assume the defence of such proceedings on the Indemnified Person’s behalf);

(b)	the Corporation shall not have taken the defence of such proceedings and employed counsel within 10 days after notice of commencement of such proceedings; or

(c)	the employment of such counsel has been authorized by the Corporation in connection with the defence of such proceedings;

and, in any such event, the reasonable fees and expenses of such Indemnified Person’s counsel (on a solicitor and his client basis) shall be paid by the Corporation provided that in no event shall the Corporation be required to pay the fees and disbursements of more than one set of counsel in any single jurisdiction for all Indemnified Persons.

11.3 In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this agreement is due in accordance with its terms but is, in whole or in part, for any reason, held by a court to be unavailable from the Corporation on grounds of policy or otherwise, each of the Corporation and the party or parties seeking indemnification shall contribute to the aggregate Liabilities (including legal or other expenses reasonably incurred in connection with the investigation or defence of the same) to which they may be subject or which they may suffer or incur:

(a)	in such proportion as is appropriate to reflect the relative benefit received by the Corporation on the one hand, and by the party or parties seeking indemnity on the other hand, from the Offering; or

(b)	if the allocation provided by subparagraph 11.3(a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in subparagraph 11.3(a) above but also to reflect the relative fault of the party or parties seeking indemnity, on the one hand, and the parties from whom indemnity is sought, on the other hand, in connection with the statements or omissions or other matters which resulted in such Liabilities, as well as any other relevant equitable considerations.

The relative benefits received by the Corporation, on the one hand, and the Agent on the other hand shall be deemed to be in the same proportion that the total proceeds of the Offering received by the Corporation (net of Agent’s fees but before deducting expenses) bear to the fees received by the Agent. In any event, the Corporation and the Agent agree that any contribution of the Agent should be limited to the fees paid to the Agent in connection with the distribution of the Convertible Debentures. The Corporation and the Agent agree that it would not be just and equitable if contributions pursuant to this agreement were determined by any other method of allocation that those referred to above.

The Corporation hereby waives its right to recover contribution from the Agent with respect to any liability of the Corporation by reason of or arising out of any misrepresentation in the Public Record or in the Registration Statement provided, however, that such waiver shall not apply in respect of liability caused or incurred by reason of or arising out of (i) any misrepresentation which is based upon information relating solely to the Agent contained in such document and furnished to the Corporation by the Agent expressly for inclusion in such document; or (ii) any failure by the Agent to provide to prospective purchasers of Convertible Debentures any document which the Corporation is required to provide to such prospective purchasers and which the Corporation has provided to the Agent to forward to such prospective purchasers.

The rights to contribution provided in this paragraph 11.3 shall be in addition to, and without prejudice to, any other right to contribution which the Corporation and the Agent may have.

11.4 The provisions of this Article 11 shall supercede and replace in its entirety the provisions of Schedule “A” to that certain engagement letter between the Corporation and the Agent dated October 11, 2004, as amended.

ARTICLE 12

SURVIVAL OF REPRESENTATIONS, WARRANTIES,

COVENANTS, TERMS AND CONDITIONS

12.1 It is understood that all representations, warranties, covenants, indemnities, terms and conditions herein or contained in certificates or documents submitted pursuant to or in connection with the transactions contemplated herein shall survive the payment by the purchasers for the Convertible Debentures and the termination of this agreement and shall continue in full force and effect for the benefit of the Agent regardless of any investigation by or on behalf of the Agent with respect thereto.

ARTICLE 13

NOTICES

13.1 Any notice or other communication to be given hereunder shall, in the case of notice to be given to the Corporation, be addressed to the Corporation to Mr. J. Russell Porter, at the address set forth above for the Corporation, Telecopy No. (989) 773-0006:

with a copy to:

Bumet, Duckworth & Palmer LLP, 1400

350-7th Avenue S.W.

Calgary, Alberta, T2P 3N9

Attention: William S. Maslechko

Telecopy No. (403) 260-0330

and to:

Vinson & Elkins LLP

1001 Fannin, Suite 2300

Houston, TX

Attention: T. Mark Kelly

Telecopy No. (713) 615-5531

and, in the case of notice to be given to the Agent, subject to section 13.1, be addressed to:

Westwind Partners Inc.

70 York Street, 10th Floor

Toronto, Ontario M5J 1S9

Attention: Nick Pocrnic

Fax No.: (416) 815-1808

with a copy to:

Macleod Dixon LLP

3700, 400 – 3rd Avenue S.W.

Calgary, Alberta T2P 4H2

Attention: Charles W. Berard

Fax No.: (403) 264-5973

Any such notice or other communication shall be in writing and may be given by telefax or delivery; and shall be deemed to be have been given upon acknowledgement of receipt (provided that such time falls on a business day, otherwise notice shall be deemed to have been so given on the next business day) or upon receipt by a responsible officer of the addressee if delivered.

ARTICLE 14

AGENT’S COVENANTS

14.1	The Agent covenants and agrees with the Corporation that it shall:

(a)	offer the Convertible Debentures for sale on behalf of the Corporation only to Subscribers who will purchase such Convertible Debentures under such exemptions as may be available under the Applicable Securities Laws;

(b)	conduct activities in connection with the proposed offer and sale of the Convertible Debentures in compliance with all Applicable Securities Laws and cause a similar covenant to be contained in any agreement entered into with any member of the Selling Dealer Group; and, without limitation, agrees that it will not make available to prospective purchasers of Convertible Debentures any document or material which would constitute an offering memorandum as defined under Applicable Securities Laws other than the Offering Memorandum;

(c)	not solicit subscriptions for the Convertible Debentures, trade in Convertible Debentures or otherwise do any act in furtherance of a trade of Convertible Debentures outside of the Selling Jurisdictions and without the express written consent of the Corporation;

(d)	not advertise the proposed Offering or sale of the Convertible Debentures in the printed media of general and regular paid circulation, radio, television or telecommunications including electronic display;

(e)	provide to the Corporation on the Closing Date all information necessary to allow the Corporation to file with each of the Securities Commissions, if required, a report of trade in accordance with Applicable Securities Laws within 10 days of the Closing Date; and

(f)	obtain from each Subscriber an executed Subscription Agreement and all applicable undertakings, questionnaires and other forms required under Applicable Securities Laws of the Selling Jurisdictions or requirements of stock exchanges, including the Exchange, and supplied to the Agent by the Corporation for completion in connection with the distribution of the Convertible Debentures.

ARTICLE 15

GENERAL

15.1 The Agent makes the representations, warranties and covenants in Schedule “B” hereto and agrees on behalf of itself and its United States affiliate, for the benefit of the Corporation, to comply with the U.S. selling restrictions imposed by the laws of the United States and set forth in Schedule “B” hereto, which forms part of this agreement. The Agent also agrees to obtain such an agreement from each member of the Selling Dealer Group (as defined in Schedule “B” hereto).

15.2 The Corporation represents, warrants and agrees that (a) none of the Corporation, its subsidiaries or any person acting on its or their behalf (other than the Agent and members of the Selling Dealer Group), has engaged or will engage in any Directed Selling Efforts (within the meaning of Regulation S (as defined in Schedule “B” hereto) with respect to the Convertible Debentures; (b) it and they have complied and will comply with the requirements for an “offshore transaction”, as such term is defined in Regulation S with respect to sales made outside of the United States; (c) none of the Corporation, its subsidiaries or any person acting on its or their behalf (other than the Agent and members of the Selling Dealer Group), has offered or will offer to sell any of the Convertible Debentures by means of any form of general solicitation or general advertising (as those terms are used in Regulation D (as defined in Schedule “B” hereto )) or in any manner involving a public offering within the meaning of section 4(2) of the U.S. Securities Act (as defined in Schedule “B” hereto) with respect to offers or sales made within the United States; (d) it is a “domestic issuer” within the meaning of Regulation S.

15.3 If one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this agreement, but this agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

15.4 This agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and each of the parties hereto irrevocably attorns to the jurisdiction of the courts of the Province of Alberta.

15.5 Time is of the essence of this agreement.

15.6 This agreement may be executed in one or more counterparts and by facsimile each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

15.7 This agreement represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, warranties, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

15.8 It is understood that the terms and conditions of this agreement supersede any previous verbal or written agreement between the Agent and the Corporation with respect to the subject matter hereof.

15.9 Except as specifically provided in the Subscription Agreements, no person who is not a party executing this agreement shall have any benefits or rights inuring from this agreement except that Indemnified Persons shall be entitled to the benefits of the provisions of Article 11 hereof.

If the foregoing is in accordance with your understanding and is agreed to by you, please confirm your acceptance by signing the enclosed copies of this letter at the place indicated and by returning the same to Agent’s Counsel.

WESTWIND PARTNERS INC.

Per:	/s/ Nick Pocrnic
NICK POCRNIC
V.P. Equity Capital Markets

ACCEPTED AND AGREED to effective as of the date of this Agreement.

GASTAR EXPLORATION LTD.

Per:

If the foregoing is in accordance with your understanding and is agreed to by you, please confirm your acceptance by signing the enclosed copies of this letter at the place indicated and by returning the same to Agent’s Counsel.

WESTWIND PARTNERS INC.

Per:

ACCEPTED AND AGREED to effective as of the date of this Agreement.

GASTAR EXPLORATION LTD.

Per:	/s/ J. Russell Porter
J. Russell Porter
President & C.E.O.

Schedule “A” to an Agency Agreement dated November 12, 2004

between Gastar Exploration Ltd. and Westwind Partners Inc., as Agent

MATERIAL SUBSIDIARIES OF GASTAR EXPLORATION LTD.

NAME	JURISDICTION OF INCORPORATION
First Sourcenergy Wyoming, Inc.	Michigan
First Texas Development, Inc.	Michigan
Squaw Creek, Inc.	Delaware
Bossier Basin LLC	Delaware
First Source Gas LP	Delaware

Schedule “B” to an Agency Agreement dated November 12, 2004

between Gastar Exploration Ltd. and Westwind Partners Inc., as Agent

U.S. SELLING RESTRICTIONS

Capitalized terms used but not defined in this Schedule “B” shall have the meaning ascribed thereto in the agency agreement (the “Agency Agreement”) to which this Schedule “B” is attached.

1.	For the purpose of this Schedule “B”, the following terms shall have the meanings indicated:

(a)	“Directed Selling Efforts” means directed selling efforts as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Schedule “B”, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Securities, and includes the placement of any advertisement in a publication with a “general circulation in the United States” that refers to the offering of the Securities;

(b)	“General Solicitation” and “General Advertising” means “general solicitation” and “general advertising”, respectively, as used in Rule 502(c) of Regulation D, including, without limitation, advertisements, articles, notices or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising;

(c)	“Institutional Accredited Investor” means those institutional “accredited investors” specified in Rule 501(a)(l), (2), (3) or (7) of Regulation D;

(d)	“Regulation D” means Regulation D adopted by the SEC under the U.S. Securities Act;

(e)	“Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act;

(f)	“SEC” means the United States Securities and Exchange Commission;

(g)	“Securities” means the Convertible Debentures and the Common Shares issuable upon conversion of the Debentures;

(h)	“Selling Dealer Group” means dealers or brokers other than the Agent and its U.S. affiliate who participate in the offer and sale of Securities pursuant to the Agency Agreement;

(i)	“Substantial U.S. Market Interest” means “substantial U.S. market interest” as that term is defined in Regulation S;

(j)	“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

(k)	“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(l)	“U.S. Person” means a “U.S. person” as that term is defined in Regulation S; and

(m)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

2.	The Agent acknowledges that the Securities have not been registered under the U.S. Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons, except in accordance with Regulation S pursuant to registration of the Securities under the U.S. Securities Act or pursuant to an exemption from the registration requirements of the U.S. Securities Act. The Agent agrees that it, its U.S. affiliates and each member of the Selling Dealer Group will offer and sell the Securities only in accordance with Rule 903 of Regulation S or in accordance with the restrictions set forth in paragraphs 3 and 4 of this Schedule “B”. Accordingly, neither the Agent nor its U.S. affiliate or any Selling Dealer Group member have engaged or will engage in any Directed Selling Efforts, and the Agent, its U.S. affiliates and each Selling Group member have complied and will comply with the offering restriction requirements of Regulation S. The Agent, its U.S. affiliates and each Selling Group Member agrees not to engage in hedging transactions with regard to the Securities, unless in compliance with the U.S. Securities Act.

The Agent acknowledges that it has not entered and will not enter into any contractual arrangement with respect to the distribution of the Securities, except (i) with its affiliates, (ii) with members of the Selling Dealer Group in accordance with this paragraph 2 or (iii) otherwise with the prior written consent of the Corporation.

3.	The Agent represents, warrants and covenants to the Corporation that, in connection with all sales of the Securities in the United States or to, or for the account of, a U.S. Person:

(a)	its U.S. affiliate is a duly registered broker or dealer with the SEC and is a member of, and in good standing with, the National Association of Securities Dealers, Inc. on the date such representation is given;

(b)	all offers and sales of the Securities in the United States will be effected by Westminster Securities Corporation (a “U.S. Placement Agent”) in accordance with all applicable U.S. broker dealer requirements;

(c)	all offers and sales of the Securities in the United States were made to Institutional Accredited Investors;

(d)	it has not used and will not use any written material other than the Offering Memorandum (such document, the “Offering Document”), and each offeree of the Securities in the United States has been sent a copy of the Offering Document;

(e)	immediately prior to transmitting the Offering Document, it had reasonable grounds to believe and did believe that each offeree was an Institutional Accredited Investor, and, on the date hereof, it continues to believe that each U.S. Purchaser (as defined below) is an Institutional Accredited Investor;

(f)	neither it nor its representatives have used, and none of such persons will use, any form of General Solicitation or General Advertising in connection with the offer or sale of the Securities in the United States or to U.S. persons or have offered or will offer to sell any Securities in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act; and

(g)	prior to any sale of Securities in the United States, it will cause each purchaser thereof (each, a “U.S. Purchaser”) to sign a Subscription Agreement in the form provided to the Agent by the Corporation containing representations, warranties and agreements to the Corporation substantially similar to those set forth in paragraph 4 of this Schedule “B”.

4.	The Agent agrees that prior to any sale of Securities in the United States, it shall cause each U.S. Purchaser to execute a Subscription Agreement in the form provided to the Agent by the Corporation whereby it represents, warrants and agrees in writing to the Corporation that such U.S. Purchaser:

(a)	is authorized to consummate the purchase of the Securities;

(b)	understands that the Securities have not been registered under the U.S. Securities Act and that the sale is being made to Institutional Accredited Investors in reliance on a private placement exemption;

(c)	is an Institutional Accredited Investor or, if the Securities are being purchased for one or more investor accounts for which it is acting as fiduciary or agent, each such investor account is an Institutional Accredited Investor and such U.S. Purchaser or investor account is purchasing the Securities for its own account for investment and not with a view towards the resale of the Securities;

(d)	agrees that if it decides to offer, sell or otherwise transfer or pledge all or any part of the Securities, it will not offer, sell or otherwise transfer or pledge any of such Securities (other than pursuant to an effective registration statement under the U.S. Securities Act), directly or indirectly, unless:

(i)	the sale is to the Corporation; or

(ii)	the sale is made outside the United States in accordance with the requirements of Regulation S and in compliance with applicable local laws and regulations; or

(iii)	the sale is made pursuant to the exemption from registration under the U.S. Securities Act provided by Rule 144 thereunder; or

(iv)	the Securities are sold in a transaction that does not require registration under the U.S. Securities Act or any applicable United States state laws and regulations governing the offer and sale of securities, and it has furnished to the Corporation an opinion of counsel, of recognized standing reasonably satisfactory to the Corporation, to that effect; or

(v)	the sale is to an Institutional Accredited Investor and a purchaser’s letter containing representations, warranties and agreements substantially similar to those contained in such U.S. Purchaser’s Subscription Agreement (except that a subsequent purchaser’s letter need not contain the representation set forth in paragraph (f) below) is executed by the subsequent purchaser and delivered to the Corporation prior to the sale;

(e)	understands and acknowledges that the Securities are “restricted securities” as defined in Rule 144 under the U.S. Securities Act and upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the U.S. Securities Act or state securities laws, the certificates representing the Securities, and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF GASTAR EXPLORATION LTD. THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO GASTAR EXPLORATION LTD., (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT, (C) INSIDE OR OUTSIDE THE UNITED STATES, PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, (D) TO A PERSON THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, OR (E) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE U.S. SECURITIES ACT AND COVERING SUCH OFFER,

SALE OR TRANSFER (IT BEING UNDERSTOOD THAT THE ISSUER SHALL BE UNDER NO OBLIGATION TO FILE SUCH REGISTRATION STATEMENT). HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED EXCEPT IN COMPLIANCE WITH THE U.S. SECURITIES ACT.

A NEW CERTIFICATE BEARING NO LEGEND MAY BE OBTAINED FROM CIBC MELLON TRUST COMPANY UPON DELIVERY OF AN OPINION OF COUNSEL, IN A FORM SATISFACTORY TO CIBC MELLON TRUST COMPANY AND GASTAR EXPLORATION LTD., TO THE EFFECT THAT THE SALE OF THE SECURITIES REPRESENTED HEREBY IS BEING MADE IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT TOGETHER WITH OTHER DOCUMENTATION REASONABLY REQUESTED BY CIBC MELLON TRUST COMPANY OR THE CORPORATION”;

provided, that if Debentures or Underlying Shares are being sold in compliance with the requirements of Rule 144 under the 1933 Act or pursuant to an effective registration statement under the 1933 Act, the above legend may be removed by delivery of (i) an opinion of counsel of recognized standing reasonably satisfactory to the Corporation to the effect that such Debentures or Underlying Shares held by it are being sold pursuant to Rule 144 of the 1933 Act or pursuant to an effective registration statement under the 1933 Act, as the case may be, and (ii) such other documentation reasonably requested by CIBC Mellon Trust Company or the Corporation;

provided, further, that if (i) it is not an “affiliate” (as defined in Rule 405 under the 1933 Act) of the Corporation, (ii) it has not been such an affiliate in the preceding three months, and (iii) at least two years (or such shorter period as may be permitted under Rule 144(k) or any successor rule) have elapsed since the later of the date the Debentures (or the original Debentures if the securities constitute Underlying Shares issued upon conversion of such original Debentures) were acquired from the Corporation or from an affiliate of the Corporation, then the above legend may be removed from any certificates representing such Debentures or Underlying Shares held by it by delivery to CIBC Mellon Trust Company of an opinion of counsel of recognized standing reasonably satisfactory to the Corporation, to the effect that any such Debentures or Underlying Shares held by it may be sold pursuant to Rule 144(k) (or any successor rule) of the 1933 Act and such legend is no longer required under applicable requirements of the 1933 Act or state securities laws;

and the Corporation shall use its reasonable best efforts to cause the registrar and transfer agent of the Corporation to remove the foregoing U.S. legend within three business days (excluding weekends and holidays) of receipt of the foregoing, as applicable; and

(f)	has received a copy of the Offering Document and has been afforded the opportunity (i) to ask such questions as it deemed necessary of, and to receive answers from, representatives of the Corporation concerning the terms and conditions of the offering of the Securities and (ii) to obtain such additional information which the Corporation possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information contained in the Offering Documents and that the U.S. Purchaser considered necessary in connection with its decision to invest in the Securities; and

(g)	acknowledges that it is not purchasing the Securities as a result of any General Solicitation or General Advertising.

5.	At the closing, Westwind Partners Inc., together with its U.S. Placement Agent, will provide a certificate, substantially in the form of Exhibit I to this Schedule “B”, relating to the manner of the offer and sale of the Securities in the United States.

EXHIBIT 1

Underwriters’ Certificate

In connection with the private placement of Convertible Senior Unsecured Debentures (the “Securities”) of Gastar Exploration Ltd. (the “Corporation”) with one or more U.S. institutional accredited investors (the “U.S. Purchasers”) pursuant to [a] Subscription Agreements[s], dated as of [date], the undersigned Westwind Partners Inc. (the “Agent”) pursuant to the Agency Agreement, dated as of November 12, 2004, between Gastar Exploration Ltd. and the Agent (the “Agency Agreement”), and its U.S. affiliate who has signed below in its capacity as placement agent in the United States for the Underwriters (the “U.S. Placement Agent”), does hereby certify that:

(a)	the U.S. Placement Agent is a duly registered broker dealer with the United States Securities and Exchange Commission and is a member of, and in good standing with, the National Association of Securities Dealers, Inc. on the date hereof;

(b)	all offers and sales of the Securities in the United States were made to institutional “accredited investors” (“Institutional Accredited Investors”), within the meaning of Rule 501(a)(1),(2),(3) or (7) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”);

(c)	all offers and sales of the Securities in the United States have been effected by the U.S. Placement Agent in accordance with all applicable U.S. broker dealer requirements;

(d)	in connection with offers and sales of the Securities in the United States, it has not used and will not use any written material other than the Offering Memorandum (such document, the “Offering Document”), and each offeree of the Securities in the United States has been sent a copy of the Offering Document;

(e)	immediately prior to transmitting the Offering Document to such offerees, it had reasonable grounds to believe and did believe that each offeree was an Institutional Accredited Investor, and, on the date hereof, if continues to believe that each U.S. Purchaser is an Institutional Accredited Investor;

(f)	neither it nor its representatives have utilized, and neither it nor its representatives will utilize, any form of general solicitation or general advertising (as those terms are used in Regulation D under the U.S. Securities Act) or have offered or will offer to sell any Securities in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act;

(g)	prior to any sale of Securities in the United States, we caused each U.S. Purchaser to sign a U.S. Subscription Agreement containing representations, warranties and agreements to the Corporation substantially similar to those set forth in paragraph 4 of Schedule “B” to the Agency Agreement; and

(h)	neither it nor any member of the Selling Dealer Group (as defined in Schedule “B” to the Agency Agreement), nor any of our or its affiliates, have taken or will take any action which would constitute a violation of Regulation M of the SEC under the United States Securities Exchange Act of 1934, as amended.

Terms used in this certificate have the meanings given to them in the Agency Agreement unless otherwise defined herein.

Dated:                     , 2004

WESTWIND PARTNERS INC.		WESTMINSTER SECURITIES CORPORATION

By:		By:
	Name:		Name:
	Title:		Title:

Schedule “C” to an Agency Agreement dated November 12, 2004

between Gastar Exploration Ltd. and Westwind Partners Inc., as Agent

FORM OF BROKER WARRANT CERTIFICATE

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS PURCHASE WARRANT CERTIFICATE MUST NOT TRADE THE PURCHASE WARRANTS OR THE COMMON SHARES ISSUABLE UPON EXERCISE BEFORE MARCH 12, 2005.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT OR AN EXEMPTION FROM REGISTRATION, WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO COUNSEL FOR THIS CORPORATION, IS AVAILABLE.

THE PURCHASE WARRANTS REPRESENTED BY THIS CERTIFICATE WILL BE VOID AND OF NO VALUE UNLESS EXERCISED NO LATER THAN 4:30 p.m. (CALGARY TIME) ON MAY 12, 2006.

WARRANT CERTIFICATE

GASTAR EXPLORATION LTD.

(A corporation subsisting under the laws of the Province of Alberta)

WARRANT
CERTIFICATE NO.	PURCHASE WARRANTS entitling the holder to acquire, subject to adjustment, one (1) Common Share for each Purchase Warrant represented hereby.

THIS IS TO CERTIFY THAT                                                                                        (hereinafter referred to as the “holder”) is the registered holder of that number of Purchase Warrants to acquire Common Shares (as hereinafter defined) of Gastar Exploration Ltd. (the “Corporation”) as set forth in this Purchase Warrant certificate (“Warrant Certificate”). Each Purchase Warrant represented hereby entitles the holder thereof to acquire, in the manner and subject to the restrictions and adjustments set forth herein, at any time and from time to time until 4:30 p.m. (Calgary Time) (the “Time of Expiry”) on May 12, 2006 (the “Expiry Date”), one (1) fully paid and non-assessable common share without nominal or par value, (together with any other securities which may be issued or distributed by the Corporation with respect thereto or in substitution therefor, the “Common Shares”) of the Corporation, at a price of CDN$4.65 per share.

The right to acquire Common Shares hereunder may only be exercised by the holder within the time set forth above by:

a.	duly completing and executing the Exercise Form attached hereto;

b.	surrendering this Warrant Certificate to the head office of the Corporation; and

c.	remitting cash, certified cheque, bank draft or money order in lawful money of Canada, payable to or to the order of the Corporation where this Warrant Certificate is so surrendered, for the aggregate purchase price of the Common Shares so subscribed for.

These Purchase Warrants may be surrendered only upon personal delivery hereof or, if sent by mail or other means of transmission, upon actual receipt thereof by the Corporation at the office referred to above.

Upon exercise of these Purchase Warrants as provided above, the person or persons in whose name or names the Common Shares issuable upon exercise of the Purchase Warrants are to be issued shall be deemed for all purposes to be the holder or holders of record of such Common Shares. The Corporation covenants that it will cause a certificate or certificates representing such Common Shares to be delivered or mailed to the person or persons at the address or addresses specified in the Exercise Form as soon as is practicable and in any event within seven (7) business days.

The registered holder of this Warrant Certificate may acquire any lesser number of Common Shares than the number of Common Shares which may be acquired for the Purchase Warrants represented by this Warrant Certificate. In such event, the holder shall be entitled to receive a new certificate for the balance of the Common Shares which may be acquired. To the extent that the holder is entitled to receive on the exercise or partial exercise thereof a fraction of a Common Share, such right may only be exercised in respect of such fraction in combination with another Purchase Warrant or other Purchase Warrants, which in the aggregate entitles the holder to receive a whole number of Common Shares.

If the holder is not able to or elects not to, combine Purchase Warrants so as to be entitled to acquire a whole number of Common Shares, the Corporation shall make an appropriate cash settlement. However, in respect of any holder, the Corporation shall only be required to make such a cash adjustment once and for one Purchase Warrant and no more. The amount of the cash adjustment with respect to the Common Share shall be equal to the fraction of the Common Share to which the holder would be entitled multiplied by the current market price of the Common Shares as determined in good faith by the Corporation.

The Corporation agrees that, prior to the expiration of this Purchase Warrant, the Corporation will at all times:

a.	have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Purchase Warrant, the maximum amount of Common Shares and other securities and properties as from time to time shall be receivable upon the exercise of this Purchase Warrant, free and clear of all restrictions on sale or transfer, except for:

i.	the restrictions on sale or transfer set forth in the Securities Act of 1933, the Business Corporations Act (Alberta) or any other statute of Canada or a province thereof, and of regulations under any such act or other statute, relating to warrant agreements or to the rights, duties and obligations of trustees, or warrant agents, and of corporations under warrant agreements; and

ii.	restrictions created by or on behalf of the holder, and free and clear of all preemptive rights and rights of first refusal; and

b.	cause the Common Shares to be listed on the Toronto Stock Exchange or other securities exchange on which the Common Shares are then listed.

The Corporation covenants that:

a.	all of the Common Shares are validly authorized and, if and when this Purchase Warrant is exercised in whole or in part in accordance with the terms hereof, the Common Shares issued upon such exercise, upon receipt by the Corporation of the full exercise price therefor, shall be validly issued, fully paid, nonassessable, and will not be issued in violation of any preemptive rights or other rights of stockholders;

b.	it will pay, when due and payable, any and all federal, provincial and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Common Shares or any certificate thereof pursuant to the exercise of the Purchase Warrants;

c.	it will comply with all filings and reporting obligations required to maintain good standing with the Toronto Stock Exchange or such other stock exchange as the Common Shares may then be listed upon, and thereby maintain its Common Shares so listed.; and

d.	following the date hereof, in the event the Corporation is required to file a Registration Statement covering the Common Shares issuable upon conversion of the Convertible Debentures issued by the Corporation on November •, 2004, the Corporation shall use reasonable commercial efforts to include the Common Shares issuable upon exercise of the Purchase Warrants in such Registration Statement.

In the event of any alteration of the Common Shares, including any subdivision, consolidation or reclassification, and in the event of any form of reorganization of the Corporation including any amalgamation, merger or arrangement, or any dividend or distribution of Common Shares or other securities or property, or successive transactions thereof, the holders of Purchase Warrants shall, upon exercise of the Purchase Warrants following the occurrence of any of those events, be entitled to receive the same number and kind of shares, securities or property that they would have been entitled to receive had they exercised their Purchase Warrants immediately prior to the occurrence of those events. The Corporation covenants to take such steps as may be necessary to ensure that the issuer of any shares of stock or other securities or property thereafter deliverable on the exercise of this Purchase Warrant, pursuant to any of the alterations described above, shall be responsible for all of the agreements and obligations of the Corporation hereunder, and the Corporation shall ensure that such issuer executes an agreement with the holder providing that the holder has the rights thereafter to receive upon exercise of this Purchase Warrant such shares, securities or property. In case at any time the Corporation shall take any action requiring an adjustment as described above, the Corporation shall give written notice thereof, to the holder at the holder’s address as it shall appear on the books of the Corporation, at least fifteen (15) days prior to the date as of which the holders of record of the Common Shares are entitled to receive any shares, securities or property.

The holding of the Purchase Warrants evidenced by this Warrant Certificate shall not constitute the holder hereof a shareholder of the Corporation or entitle the holder to any right or interest in respect thereof except as expressly provided in this Warrant Certificate.

The Purchase Warrants evidenced by this Warrant Certificate may be transferred on the register kept at the principal offices of the Corporation in Mt. Pleasant, Michigan by the registered holder hereof or its legal representatives or its attorney duly appointed by an instrument in writing in form and execution satisfactory to the Corporation.

This Warrant Certificate shall not be valid for any purpose whatever unless and until it has been signed by or on behalf of the Corporation.

Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Purchase Warrant, and upon receipt of indemnity reasonably satisfactory to the Corporation, if lost, stolen or destroyed, and upon surrender and cancellation of this Purchase Warrant, if mutilated, the Corporation shall execute and deliver to the holder a new Purchase Warrant of like date, tenor and denomination.

The parties hereto irrevocably consent to the exclusive jurisdiction of the courts of the Province of Alberta in connection with any action or proceeding arising out of or relating to this Purchase Warrant, any document or instrument delivered pursuant to, in connection with or simultaneously with this Purchase Warrant, or a breach of this Purchase Warrant or any such document or instrument. In any such action or proceeding, each party hereto waives personal service of any summons, complaint or other process and agrees that service thereof may be made to the respective agents of the parties designated to receive service of process. Within thirty (30) days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceeding, the party so served shall appear or answer such summons, complaint or other process.

No course of dealing and no delay or omission on the part of the holder in exercising any right or remedy shall operate as a waiver thereof or otherwise prejudice the holder’s rights, powers or remedies. No right, power or remedy conferred by this Purchase Warrant upon the holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise, and all such remedies may be exercised singly or concurrently.

This Purchase Warrant may be amended only by a written instrument executed by the Corporation and the holder hereof. Any amendment shall be endorsed upon this Purchase Warrant, and all future holders shall be bound thereby.

Time shall be of the essence hereof. This Warrant Certificate shall be governed by and construed in accordance with the laws of the Province of Alberta.

IN WITNESS WHEREOF the Corporation has caused this Warrant Certificate to be signed by its duly authorized officers as of November 12, 2004.

GASTAR EXPLORATION LTD.

Per:
J. Russell Porter, Chief Executive Officer

TRANSFER OF PURCHASE WARRANTS

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to                                     ,                                  Purchase Warrants of Gastar Exploration Ltd. (the “Corporation”) registered in the name of the undersigned on the records of the Corporation represented by the Warrant Certificate attached and irrevocably appoints                                                           the attorney of the undersigned to transfer the said securities on the books or register with full power of substitution.

If less than all the Purchase Warrants represented by this Warrant Certificate are being transferred, the Warrant Certificate representing those Purchase Warrants not transferred will be registered in the name appearing on the face of this Warrant Certificate and such certificates (please check one):

(a)	should be sent by first class mail to the following address:

(b)	should be held for pick up at the principal office of the Corporation in Mt. Pleasant, Michigan, at which this Warrant Certificate is deposited.

DATED the      day of                     ,             .

Signature Guaranteed	(Signature of holder)

Instructions:

1.	Signature of the holder must be the signature of the person appearing on the face of this Warrant Certificate.

2.	If the Transfer Form is signed by a trustee, executor, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a judiciary or representative capacity, the certificate must be accompanied by evidence of authority to sign satisfactory to the Corporation.

3.	The signature on the Transfer Form must be guaranteed by an authorized officer of a chartered bank, trust company or an investment dealer who is a member of a recognized stock exchange.

4.	Purchase Warrants shall only be transferable in accordance with applicable laws.

5.	The Purchase Warrants and the Common Shares issuable upon exercise thereof have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States, and may not be transferred in the United States or to a U.S. Person unless the Purchase Warrants and the Common Shares have been registered under the U.S. Securities Act and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available. In connection with any transfer of Purchase Warrants, the holder will be required to provide to the Corporation an opinion of counsel, or other evidence, in form reasonably satisfactory to the Corporation, to the effect that such transfer of Purchase Warrants does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities.

EXERCISE FORM

      TO:        GASTAR EXPLORATION LTD.

(a)	The undersigned hereby exercises the right to acquire Common Shares of Gastar Exploration Ltd.

(b)	The Common Shares (or other securities or property) are to be issued as follows:

Name:

                      (print clearly)

Address in full:

Social Insurance Number/Social Security Number/IRS Tax Identification Number:

Number of Common Shares:

Note: If further nominees intended, please attach (and initial) schedule giving these particulars.

(c)	Such securities (please check one):

                 should be sent by first class mail to the following address:

OR

                 should be held for pick up at the office of the Corporation at its principal office in Mt. Pleasant Michigan at which this Warrant Certificate is deposited.

If the number of Purchase Warrants exercised are less than the number of Purchase Warrants represented hereby, the undersigned requests that the new Warrant Certificate representing the balance of the Purchase Warrants be registered in the name of whose address is

Such securities (please check one):

(a)                             should be sent by first class mail to the following address:

OR

(b)                              should be held for pick up at the office of the principal office of the Corporation in Mt. Pleasant, Michigan at which this Warrant Certificate is deposited.

In the absence of instructions to the contrary, the securities or other property will be issued in the name of or to the holder hereof and will be sent by first class mail to the last address of the holder appearing on the register maintained for the Purchase Warrants.

DATED this      day of                     ,             .

Signature Guaranteed	(Signature of holder)

Print full name

Print full address

Instructions:

1.	The registered holder may exercise its right to receive Common Shares by completing this form and surrendering this form and the Warrant Certificate representing the Purchase Warrants being exercised to the Corporation at its principal office in Mt. Pleasant, Michigan. Certificates for Common Shares will be delivered or mailed as soon as is practicable and in any event within seven (7) business days after the exercise of the Purchase Warrants.

2.	If the Exercise Form indicates that Common Shares are to be issued to a person or persons other than the registered holder of the Certificate, the signature of such holder of the Exercise Form must be guaranteed by an authorized officer of a chartered bank, trust company or an investment dealer who is a member of a recognized stock exchange.

3.	If the Exercise Form is signed by a trustee, executor, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity, the certificate must be accompanied by evidence of authority to sign satisfactory to the Corporation.